UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

April 26, 2017
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Sanjay Mehrotra

On April 26, 2017, the Board of Directors of Micron Technology, Inc. (the “Company”) appointed Sanjay Mehrotra (57) to serve as the President, Chief Executive Officer, and a director of the Company, effective May 8, 2017. There are no prior arrangements or understandings between Mr. Mehrotra and any other persons pursuant to which he was selected as an officer or director. The press release related to Mr. Mehrotra joining the Company is included as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Mehrotra was a co-founder of SanDisk Corporation and served as its president and CEO from 2011 to 2016. He drove the growth of the company from a start-up in 1988 to an industry-leading Fortune 500 company with revenues that reached $6.6 billion and ultimately culminated in a sale to Western Digital Corporation for $16 billion in 2016. Mr. Mehrotra has over 35 years of experience in the non-volatile semiconductor memory industry, including engineering and management positions at Integrated Device Technology, Inc., SEEQ Technology, Inc., Intel Corporation and Atmel Corporation. Mr. Mehrotra serves as a director of Cavium, Inc. and H20.ai. Mr. Mehrotra has a B.S. and an M.S. in Electrical Engineering and Computer Sciences from the University of California, Berkeley.
Mr. Mehrotra will receive an annual base salary of $1,200,000 and participate in the Company’s Executive Officer Performance Incentive Plan (the “EIP”) with a target payout percentage of 150% of his base salary. Mr. Mehrotra’s payout under the EIP for fiscal 2017 (which ends on August 31, 2017) will be prorated based on his period of employment with the Company during fiscal 2017. For the remaining portion of fiscal 2017, Mr. Mehrotra will also receive equity awards with an aggregate grant date fair value of $4,602,739.72 pursuant to the Company’s long-term incentive (“LTI”) equity program. In addition, Mr. Mehrotra will receive a one-time equity inducement award with an aggregate grant date fair value of $9,000,000 (the “Inducement Award”). These equity awards will vest over four years, with 25% of the award vesting on each of the 1st, 2nd, 3rd and 4th anniversaries of the date of grant, subject to Mr. Mehrotra’s continued employment on each vesting date. For fiscal 2018, Mr. Mehrotra is expected to receive an LTI award with a grant date fair value of at least $10,000,000 with such other terms as determined by the Compensation Committee of the Company’s Board of Directors.

Mr. Mehrotra will enter into an Executive Agreement with the Company providing for severance benefits. The Executive Agreement provides that if Mr. Mehrotra’s employment with the Company terminates as result of his death or “disability”, the Company terminates Mr. Mehrotra’s employment without “cause” or Mr. Mehrotra’s resigns for “good reason”, then in addition to receiving his accrued base salary, accrued vacation pay, and other earned and vested employee benefits, Mr. Mehrotra will receive the following severance benefits: salary continuation equal to two times Mr. Mehrotra’s salary in effect upon the date of termination paid in installments during the one year period following termination (or paid in a lump sum if Mr. Mehrotra’s termination of employment occurs on, or within 12 months after, a “change in control” of the Company); a pro-rated annual bonus under the EIP for the year of termination, subject to achievement of applicable performance criteria, paid in accordance with the terms of the EIP; an additional bonus of two times Mr. Mehrotra’s target annual bonus under the EIP for the year of termination paid on the anniversary of Mr. Mehrotra’s termination; continued vesting (and exercisability) of any options, restricted stock or other time-based, and, subject to achievement of applicable performance criteria, performance-based equity for the one-year period following Mr. Mehrotra’s termination of employment; a cash payment equal to the medical benefits and employer qualified plan matching contributions Mr. Mehrotra’s would have received had Mr. Mehrotra remained employed for an additional two years paid in a lump sum following termination; provided that if Mr. Mehrotra’s severance benefits become payable on account of his “good reason” resignation prior to a “change in control” of the Company, the unvested portion of the Inducement Award will be forfeited and, in addition, if Mr. Mehrotra becomes employed within one year of his termination of employment, the unpaid portion of his salary continuation benefit will be forfeited. The Executive Agreement also includes an Internal Revenue Code Section 280G (“Section 280G”) “cut-back” provision, which provides that Mr. Mehrotra’s benefits under the Executive Agreement will be reduced so that no Section 280G excise tax will apply, if such reduction will result in a higher net after-tax benefit to Mr. Mehrotra; provided that the Company shall provide no tax gross-up under the Executive Agreement. Mr. Mehrotra’s entitlement to the benefits provided under the Executive Agreement are conditioned on Mr. Mehrotra signing a release of claims in favor of the Company and on Mr. Mehrotra’s compliance with terms of the Company’s non-competition, non-solicitation, and non-disclosure agreement.

Mr. Mehrotra will be subject to the Company’s compensation recoupment policies as in effect from time to time.

D. Mark Durcan

Effective as of May 8, 2017, D. Mark Durcan will no longer serve as the Chief Executive Officer of the Company. To provide for an orderly transition of duties, Mr. Durcan will stay with the Company until early August and serve as an advisor to the President and Chief Executive Officer. Mr. Durcan will resign from the Company’s Board of Directors on May 8, 2017.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued on April 27, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	April 28, 2017	By:	/s/ Ernest E. Maddock
		Name:	Ernest E. Maddock
		Title:	Chief Financial Officer and Vice President, Finance

INDEX TO EXHIBITS FILED WITH
THE CURRENT REPORT ON FORM 8-K DATED APRIL 26, 2017

Exhibit	Description
99.1	Press Release issued on April 27, 2017